EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges

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                                                                                    Six months ended
                                                                                        June 30,
(Dollars in millions)                                                             2001              2000
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $        127.6    $         61.4
    Fixed charges                                                                   165.8             110.9
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $        293.4    $        172.3
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $        164.0    $        109.1
    Preferred stock dividends                                                         1.8               1.8
                                                                           ------------------------------------
                                                                           $        165.8    $        110.9
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.77              1.55
                                                                           ====================================
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